Exhibit 21.1

SUBSIDIARIES OF DIGITAL THEATER SYSTEMS, INC.
AS OF DECEMBER 31, 2004

JURISDICTION OF INCORPORATION OR ORGANIZATION
SUBSIDIARIES OF DIGITAL THEATER SYSTEMS, INC.:

Digital Theater Systems (UK) Limited	United Kingdom

DTS (BVI) Limited	British Virgin Islands

DTS Canada Holdings, Inc.	Delaware

dts Japan KK	Japan

SUBSIDIARIES OF DTS (BVI) LIMITED:

DTS (ASIA) Limited	Hong Kong

DTS China Holding Limited	British Virgin Islands

SUBSIDIARY OF DTS CHINA HOLDING LIMITED:

DTS China Licensing (Hong Kong) Limited	Hong Kong

SUBSIDIARY OF DTS CHINA LICENSING (HONG KONG) LIMITED:

Guangzhou DTS Digital Theater System, Co. Ltd.	People’s Republic of China

SUBSIDIARY OF DTS CANADA HOLDINGS, INC.:

DTS Canada ULC	Canada